Filed pursuant to Rule 424(b)(3)
Registration No. 333-68446

PLAINS ALL AMERICAN PIPELINE, L.P.

PROSPECTUS SUPPLEMENT NO. 2
DATED JULY 30, 2004
TO PROSPECTUS DATED SEPTEMBER 4, 2001

        This prospectus supplement supplements the prospectus, dated September 4, 2001, of Plains All American Pipeline, L.P. relating to the sale from time to time of the partnership's common units. This prospectus supplement contains additional information regarding the selling unitholders.

        You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        On April 27 2004, Tortoise Energy Infrastructure Corporation acquired 655,905 common units from E-Holdings III, L.P. ("E-Holdings") in a private transaction. The section titled "Selling Unitholders" on page 40 of the prospectus, as amended by the prior prospectus supplement thereto dated January 13, 2004, is amended to read as follows with respect to the units previously held by E-Holdings III, L.P.

SELLING UNITHOLDERS

Name of Selling Unitholder	Number of Common Units Beneficially Owned Prior to Filing(2)	Number of Common Units Being Offered	Number of Common Units Beneficially Owned after Offering(3)	Percentage of Shares Outstanding(4)
Tortoise Energy Infrastructure Corporation(1)	728,335	655,905	72,430	*

(1)
In addition to the common units indicated in the table above, the selling unitholder also beneficially owns 486,855 Class C common units, which are convertible into common units in certain circumstances.

(2)
The common units indicated include 72,430 common units owned by the selling unitholder that are not covered by this prospectus supplement.

(3)
The beneficial ownership in this column assumes that the selling unitholder sells all of the common units offered by this prospectus supplement that are beneficially owned by such selling unitholder and that prior to the sale of such shares such selling unitholder does not acquire additional common units or dispose of common units beneficially owned by such unitholder that are not being offered pursuant to this prospectus supplement. The selling unitholder may sell none, some or all of its common units, including the common units offered by this prospectus supplement, otherwise beneficially owned by such selling unitholder or acquire additional common units. We cannot predict when or in what amounts the selling unitholder may sell any of the common units offered by this prospectus supplement or any other common units beneficially owned by such selling unitholder or acquire additional common units.

(4)
The asterisk indicates ownership of less than 1% of the outstanding common units after completion of the offering.